Exhibit 99.2

To:	iSoftStone Holdings Limited
International Software Plaza Bldg 9 Zhongguancun Software Park No. 8 West Dongbeiwang Road, Haidian District Beijing 100193 People’s Republic of China

December 8, 2010

Re: Legal Opinion on Certain PRC Legal Matters

To Whom It May Concern,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We act as the PRC counsel to iSoftStone Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering (the “Offering”) by the Company of 7,322,223 American depositary shares (“Offered ADSs”) and by the Selling Shareholders named in the Registration Statement of 3,511,111 Offered ADSs, each of which represents 10 ordinary shares of the Company (the “Ordinary Shares”) and (ii) the Company’s proposed listing of its Offered ADSs on the New York Stock Exchange.

As used herein, (A) “PRC Agencies” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Agencies pursuant to any PRC Laws.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the PRC Agencies and officers of the Company.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date of this opinion, so far as PRC Laws are concerned:

1.	On August 8, 2006, the China Securities Regulatory Commission (the “CSRC”) and five other PRC regulatory agencies jointly issued the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 (as amended subsequently). The M&A Rules purport, among other things, to require offshore special purpose vehicles that formed for the purpose of overseas listing of the equity interests in PRC companies and controlled directly or indirectly by PRC companies and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of the special purpose vehicles’ securities on overseas stock exchanges. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles. However, the CSRC currently has not issued any definitive rule concerning whether offerings like the Offering contemplated by the Company and as described in the Prospectuses are subject to the M&A Rules and Related Clarifications. Uncertainties still exist as to how the M&A Rules will be interpreted and implemented.

Despite the above, based on our understanding of the current PRC Laws, the M&A Rule does not require the Company to obtain prior CSRC approval for the listing and trading of the Offered ADSs on the New York Stock Exchange because (i) the Company’s PRC subsidiary, iSoftStone Information Technology (Group) Co., Ltd. (“iSoftStone WFOE”) was established as a foreign-invested enterprise before September 8, 2006, the effective date of the M&A Rules; and (ii) iSoftStone WFOE was not established through merger or acquisition. Our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

2.	The statements made in the Registration Statement under the caption “Taxation – People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

This opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws.

PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours sincerely,

/s/ Han Kun Law Offices

Han Kun Law Offices